Exhibit 7.1

February 18, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.02 of the Current Report on Form 8-K dated February 18, 2005, of Cano Petroleum, Inc., and are in agreement with the statements contained in paragraphs (1), (2) and (3), and with the amounts on the table on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Hein & Associates LLP

Dallas, Texas